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                                                                    Exhibit 99.1


Centris Group Rejects Unsolicited HCC Bid as 'Inadequate'


COSTA MESA, Calif. -- (BUSINESS WIRE) -- Jan. 27, 1999 -- The board of directors of The Centris Group Inc. (NYSE:CGE -- NEWS) has unanimously rejected the unsolicited Jan. 11, 1999, bid from HCC Insurance Holdings Inc. (NYSE:HCC -- NEWS) to acquire 100% of Centris' outstanding common stock for $13.25 per share, in cash.

As of the close of business on Tuesday, Jan. 26, 1999, Centris common stock was trading at $13.81 per share.

"After appropriate consultation with our financial and legal advisors, our board has concluded that the HCC bid is grossly inadequate," said David L. Cargile, Centris chairman and CEO.

"We remain focused on executing our strategic plan to concentrate on our medical stop-loss business where we are the market leader, as evidenced by the recently completed VASA transaction and our previously announced plans to exit the property/casualty reinsurance business."

He continued: "Our goal is to maximize shareholder value and we do not believe a sale of the company at such a 'bargain' price is consistent with that objective. Of course, we would give serious consideration to any proposal that truly recognizes the current value and future prospects of this company."

The Centris Group operates complementary businesses based on its expertise in the handling of specialized risk. It is a market leader in medical stop-loss coverages that produce revenues from both premiums and fees. Centris is also a provider of property/casualty reinsurance, excess and surplus lines insurance, special risk accident and health insurance products, and reinsurance intermediary services.

Other specialized risk operations include claim review, premium and claim auditing, medical technology and treatment assessment, and runoff management.

Among the most highly rated companies in its markets, The Centris Group conducts business both nationally and internationally through USBenefits Insurance Services Inc., INTERRA Inc., USF RE

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Centris Group Rejects Unsolicited HCC Bid as 'Inadequate'            Page 2 of 2


INSURANCE COMPANY, USF Insurance Co., Seaboard Life Insurance Co. (USA) and VASA North America Inc. and its subsidiaries.

Centris' insurance operations are rated "A" and "A-" (Excellent) by A.M. Best Company and USF RE is assigned a claims paying ability rating of Aq (Good) by Standard & Poor's.

For more information on The Centris Group Inc. via facsimile at no cost, call 800/PRO-INFO and dial client code "CGE" or visit the company's Web site at www.thecentrisgroup.com.

Forward-Looking Statements

Some of the statements included within this release which are not historical facts may be considered to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and therefore are subject to certain risks and uncertainties which could cause the actual results to differ materially from those suggested by such statements. Such risks and uncertainties include, but are not limited to the following: catastrophic losses or a material aggregation of such losses in the company's insurance lines; changes in federal or state law affecting an employer's ability to self-insure or other adverse regulatory changes; the adequacy of the company's reinsurance program; general economic conditions in this country or abroad; adverse developments in the securities markets and their impact on the company's investment portfolio; the effects of competitive market pressures within the medical lines or property/casualty marketplaces; the effect of changes required by generally accepted accounting practices or statutory accounting practices; and other risks which are described from time to time in the company's filings with the Securities and Exchange Commission. The words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements.


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CONTACT:

   The Centris Group Inc., Costa Mesa
   Howard S. Singer, 800/550-3285
      www.thecentrisgroup.com
        or
   The Financial Relations Board, 310/442-0599
   Karen Taylor (general information)
   Moira Conlon (analyst)
   Marjorie Ornston (media)